Exhibit 99.1

       Playtex Reports Solid Results for the Third Quarter 2006

                  Updates Guidance for Full Year 2006


    WESTPORT, Conn.--(BUSINESS WIRE)--Oct. 25, 2006--Playtex Products, Inc. (NYSE: PYX) reported continued net sales growth of retained brands and an increase in net income for the third quarter ended September 30, 2006. The Company also updated its guidance for the year to tighten sales and operating income ranges and to reflect lower interest expense.

    Summary of Results

    THIRD QUARTER

    Net sales of retained brands were up 7% for the 2006 quarter to $142.4 million, versus $133.2 million for the comparable prior year quarter. This was the eleventh consecutive quarter of year-over-year net sales growth for retained brands. Net sales were down 3% versus last year's reported third quarter net sales of $146.6 million, which included $13.4 million in sales from the non-core brands, which were divested in the fourth quarter of 2005.

    Net income, excluding charges and gains, was $5.2 million, or $0.08 per diluted share in the third quarter 2006, up $0.01 or 14% from the comparable quarter last year of $4.5 million or $0.07 per diluted share. On a reported basis, third quarter 2006 net income was $4.0 million or $0.06 per diluted share, versus $3.4 million or $0.05 per diluted share the prior year.

    NINE MONTHS

    Net sales of retained brands were up 6% for the nine months ended September 30, 2006 to $498.7 million, versus $468.3 million in the comparable prior year period. Net sales were down 2% versus last year's reported net sales for the first nine months 2005 of $510.3 million, which included $42.0 million in sales from the divested non-core brands.

    Net income, excluding charges and gains was $28.3 million, or $0.45 per diluted share for the first nine months of 2006, up $0.03 or 7% from the comparable period last year, of $26.0 million or $0.42 per diluted share. On a reported basis, net income for the first nine months of 2006 was $23.7 million or $0.37 per diluted share, versus $24.5 million or $0.39 per diluted share the prior year.

    A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding charges and gains", which is a non-GAAP measure, is included on the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

    Chairman, President and Chief Executive Officer, Neil P. DeFeo stated, "We are pleased to have another solid quarter of results to add to our track record. Our turn-around efforts are beginning to pay off as new products are helping achieve growth. Initial sales of the new Playtex Sport tampon and Diaper Genie II unit are positive, while sun care continues to grow behind the new spray mist and tear-free products launched early in the year."

    Third Quarter Segment Sales

    FEMININE CARE

    Feminine Care net sales increased 3% in the third quarter 2006, versus the comparable prior year period, to $65.4 million. Sales growth in plastic applicator tampons was driven by new Playtex Sport tampon shipments and were partially offset by lower Beyond cardboard applicator tampon shipments, and the impact of discontinuing the sale of Heat Therapy products.

    During the third quarter 2006, the Company began shipping the new Playtex Sport tampon for active women to retailers nationwide. The product is expected to be fully on shelf at retail during the fourth quarter. Advertising for the new Playtex Sport tampon began late in September with promotions beginning in October.

    SKIN CARE

    Continuing positive trends, Playtex's Skin Care net sales grew 19% in the third quarter 2006 versus the comparable prior year quarter to $31.1 million. Higher net sales of Banana Boat sun care products was the main driver of growth.

    Banana Boat sun care consumption at retail has responded well to new products and increased investments in advertising and promotions during the 2006 season. Additionally, lower estimated return rates, resulting from improved business processes, positively impacted net sales.

    During the quarter, Wet Ones hand and face wipes grew versus the prior year in response to increased advertising and promotional efforts. Playtex gloves reported sales essentially in line with year ago for the third quarter.

    INFANT CARE

    Infant Care net sales grew 6% in the third quarter 2006 to $45.9 million versus the comparable quarter year ago. Infant Care net sales benefited from higher sales of Diaper Genie and Playtex cups as the new Diaper Genie II products were distributed to retailers nationwide starting in July, and as consumers continued to respond well to new cups launched earlier in the year. Sales of Playtex infant bottles and pacifiers in the third quarter 2006 were in line with year ago.

    Additional Third Quarter Results

    Gross profit margins of 53.7% for the third quarter 2006 were essentially even with the year-ago quarter. The positive impact from the divesture of the lower margin non-core brands, restructuring efforts and business process improvements have more than offset the impact of higher raw material costs and start-up costs related to new product launches.

    Feminine Care gross profit margins declined slightly in the quarter versus prior year largely due to the additional costs related to the start-up of capacity for the new Playtex Sport tampons and lower Beyond tampon volumes.

    Skin Care gross profits continued positive trends in the quarter versus the prior year due to significantly higher sales with better mix, lower estimated sun care returns and the benefits of outsourcing gloves production to Malaysia.

    Infant Care gross profit margins declined primarily due to significantly higher raw material costs and the impact of the price decrease on the original Diaper Genie unit.

    Operating income, excluding charges and gains, was $21.4 million in the third quarter 2006 versus $22.3 million in the prior year third quarter. On a reported basis, operating income in the third quarter of 2005 was $21.1 million, which includes $1.3 million of restructuring and related costs.

    The decrease in operating income, excluding charges and gains, is primarily due to the $2.3 million of lost operating income from the non-core brands that were sold in late 2005. Additionally, non-cash equity compensation charges increased $0.6 million in the third quarter 2006 versus the comparable period in 2005.

    Interest expense declined by $2.4 million in the third quarter 2006 versus the prior year quarter as a result of the Company's deleveraging program. The Company repurchased $31.8 million of 9 3/8% Notes during the third quarter 2006. To date in 2006, the Company has repurchased $100.3 million of Notes thereby meeting its goal for the year.

    Also during the third quarter, the Company purchased an additional 500,000 shares of Playtex common stock at a cost of $5.8 million as part of the previously announced stock repurchase program, bringing the total shares repurchased this year under this plan to 1,000,000 shares at a cost of $11.6 million.

    Full Year 2006 Guidance

    The Company updated its 2006 full year guidance for current operating trends. Excluding net sales of the brands divested in 2005, net sales growth for 2006 is expected to continue in line with the 6% growth achieved in the first nine months of the year. On a reported basis, net sales for 2006 are expected to be down about 2% versus the prior year due to the $48.6 million of divested brand sales in 2005.

    The Company expects 2006 operating income to be within the middle of its original range of between $103 million and $108 million, and due to the acceleration of debt pay-down under the Company's deleveraging program interest expense is now expected to decline by approximately $9 million in 2006 versus 2005.

    Mr. DeFeo concluded, "I'm very proud of the Playtex team of associates for operating under our strong values and for meeting our objectives so far this year. We continue to be optimistic about the future and are on track to deliver the results we previously indicated for this year. The strategic plan is working as intended and it is resulting in a much stronger Company for our shareholders."

    Playtex will hold a conference call with analysts and investors at 10:30 a.m. EDT on Thursday,

    October 26th. The dial in number is 1-800-299-7635 and the pass code is 83914602.

    A digital replay of the conference call will be available through Thursday, November 2nd. The replay number is 888-286-8010. The passcode is 67676492. To access the webcast of this call (live and replay), please go to the "Investor Relations" portion of our web site www.playtexproductsinc.com.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to implement higher prices and launch new products, the inability buy-back stock or bonds in the open market, the inability to earn higher returns for shareholders, grow net sales, operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the inability to save targeted amounts as part of restructuring and realignment efforts, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of
 Results "As
 Reported" in
 accordance with
 GAAP to Results
 "Excluding
 Charges / Gains
 " (1), a non-
 GAAP measure.
                                  Three Months Ended
                 -----------------------------------------------------
                     September 30, 2006          October 1, 2005
                 -------------------------- --------------------------

                                                     Charges Excluding
                    As    Charges Excluding    As    / Gains  Charges
                 Reported   (2)    Charges  Reported   (3)    /Gains
                 -------- ----------------- -------- ------- ---------

Net sales:
Feminine Care    $65,412      $-   $65,412  $63,753      $-   $63,753
Skin Care         31,106       -    31,106   26,230       -    26,230
Infant Care       45,883       -    45,883   43,223       -    43,223
                 -------- ------- --------- -------- ------- ---------
 Subtotal        142,401       -   142,401  133,206       -   133,206
Divested               -       -         -   13,443       -    13,443
                 -------- ------- --------- -------- ------- ---------

Total net sales  142,401       -   142,401  146,649       -   146,649
Cost of sales     65,922       -    65,922   68,099    (554)   67,545
                 -------- ------- --------- -------- ------- ---------
 Gross profit     76,479       -    76,479   78,550     554    79,104

Operating
 expenses:
 Selling, general
  and
  administrative  54,389       -    54,389   56,159       -    56,159
 Restructuring,
  net                  -       -         -      708    (708)        -
 Amortization of
  intangibles        643       -       643      605       -       605
                 -------- ------- --------- -------- ------- ---------
 Total operating
  expenses        55,032       -    55,032   57,472    (708)   56,764

 Operating
  income:
 Feminine Care    23,235       -    23,235   22,530       -    22,530
 Skin Care         2,272       -     2,272      323       -       323
 Infant Care      12,280       -    12,280   12,227       -    12,227
 Corporate       (16,340)      -   (16,340) (16,339)  1,262   (15,077)
                 -------- ------- --------- -------- ------- ---------
 Subtotal         21,447       -    21,447   18,741   1,262    20,003
 Divested              -       -         -    2,337       -     2,337
                 -------- ------- --------- -------- ------- ---------

 Total operating
  income          21,447       -    21,447   21,078   1,262    22,340

 Interest
  expense, net    13,197       -    13,197   15,570       -    15,570
 Expenses related
  to retirement
  of debt          1,862  (1,862)        -    1,699  (1,699)        -
 Other expense        22       -        22        -       -         -
                 -------- ------- --------- -------- ------- ---------

 Income before
  income taxes     6,366   1,862     8,228    3,809   2,961     6,770

 Provision for
  income taxes     2,355     689     3,044      438   1,812     2,250
                 -------- ------- --------- -------- ------- ---------

 Net income       $4,011  $1,173    $5,184   $3,371  $1,149    $4,520
                 ======== ======= ========= ======== ======= =========

 EPS: Basic        $0.06             $0.08    $0.05             $0.07
      Diluted      $0.06             $0.08    $0.05             $0.07

 Weighted average
  shares
  outstanding:
 Basic            62,100            62,100   62,085            62,085
 Diluted          63,155            63,155   62,754            62,754


The table below
 reconciles
 EBITDA to net
 income, the most
 directly
 comparable GAAP
 measure.

 Net income       $4,011            $5,184   $3,371            $4,520
 Provision for
  income taxes     2,355             3,044      438             2,250
 Interest
  expense, net    13,197            13,197   15,570            15,570
 Amortization of
  intangibles        643               643      605               605
 Depreciation      3,736             3,736    3,957             3,957
                 --------         --------- --------         ---------

 EBITDA (6)      $23,942           $25,804  $23,941           $26,902
                 ========         ========= ========         =========

  See accompanying Notes to Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation
 of Results
 "As Reported"
 in accordance
 with GAAP to
 Results
 "Excluding
 Charges /
 Gains " (1),
 a non-GAAP
 measure.
                                 Nine Months Ended
              --------------------------------------------------------
                  September 30, 2006            October 1, 2005
              --------------------------- ----------------------------

                                                    Charges  Excluding
                 As     Charges Excluding    As     / Gains   Charges
              Reported    (4)    Charges  Reported    (5)     / Gains
              --------- ------- --------- --------- -------- ---------

Net sales:
Feminine Care $173,601      $-  $173,601  $175,748       $-  $175,748
Skin Care      193,257       -   193,257   163,897        -   163,897
Infant Care    131,857       -   131,857   128,678        -   128,678
              --------- ------- --------- --------- -------- ---------
 Subtotal      498,715       -   498,715   468,323        -   468,323
Divested             -       -         -    42,025        -    42,025
              --------- ------- --------- --------- -------- ---------

Total net
 sales         498,715       -   498,715   510,348        -   510,348
Cost of sales  227,623       -   227,623   239,600   (1,556)  238,044
              --------- ------- --------- --------- -------- ---------
 Gross profit  271,092       -   271,092   270,748    1,556   272,304

Operating
 expenses:
 Selling,
  general and
  admini-
  strative     181,189       -   181,189   173,955    4,375   178,330
 Restruc-
  turing, net        -       -         -     2,916   (2,916)        -
 Amortization
  of
  intangibles    1,931       -     1,931     1,822        -     1,822
              --------- ------- --------- --------- -------- ---------
 Total
  operating
  expenses     183,120       -   183,120   178,693    1,459   180,152

 Operating
  income:
 Feminine Care  55,460       -    55,460    55,492        -    55,492
 Skin Care      47,556       -    47,556    36,601        -    36,601
 Infant Care    31,915       -    31,915    34,249        -    34,249
 Corporate     (46,959)      -   (46,959)  (41,686)      97   (41,589)
              --------- ------- --------- --------- -------- ---------
 Subtotal       87,972       -    87,972    84,656       97    84,753
 Divested            -       -         -     7,399        -     7,399
              --------- ------- --------- --------- -------- ---------

 Total
  operating
  income        87,972       -    87,972    92,055       97    92,152

 Interest
  expense, net  42,032       -    42,032    49,614        -    49,614
 Expenses
  related to
  retirement
  of debt        7,431  (7,431)        -    10,291  (10,291)        -
 Other expense      90       -        90        21        -        21
              --------- ------- --------- --------- -------- ---------

 Income before
  income taxes  38,419   7,431    45,850    32,129   10,388    42,517

 Provision for
  income taxes  14,699   2,882    17,581     7,627    8,903    16,530
              --------- ------- --------- --------- -------- ---------

 Net income    $23,720  $4,549   $28,269   $24,502   $1,485   $25,987
              ========= ======= ========= ========= ======== =========

 EPS: Basic      $0.38             $0.45     $0.40              $0.42
      Diluted    $0.37             $0.45     $0.39              $0.42

 Weighted
  average
  shares
  outstanding:
 Basic          62,472            62,472    61,630             61,630
 Diluted        63,394            63,394    62,111             62,111


The table
 below
 reconciles
 EBITDA to net
 income, the
 most directly
 comparable
 GAAP measure.

 Net income    $23,720           $28,269   $24,502            $25,987
 Provision for
  income taxes  14,699            17,581     7,627             16,530
 Interest
  expense, net  42,032            42,032    49,614             49,614
 Amortization
  of
  intangibles    1,931             1,931     1,822              1,822
 Depreciation   11,067            11,067    12,060             12,060
              ---------         --------- ---------          ---------

 EBITDA (6)    $93,449          $100,880   $95,625           $106,013
              =========         ========= =========          =========

  See accompanying Notes to Consolidated Statements of Income Data.


                    PLAYTEX PRODUCTS, INC.
       NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

1) We have presented the "Charges / Gains" and "Excluding Charges / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific generally accepted accounting principles in the United States ("GAAP") measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

2) The third quarter of 2006 includes the following charges:

   -- Premiums of $1.5 million, and a write off of $0.4 million of unamortized deferred financing fees relating to the repurchase of $31.8 million principal of our 9 3/8% Senior Subordinated Notes due 2011 ("9 3/8% Notes").

3) The third quarter of 2005 includes the following charges and gains:

   -- A restructuring charge of $0.7 million and a restructuring related charge included in cost of sales of $0.6 million as a result of our strategic realignment announced in February 2005;

   -- Premiums of $1.4 million and the write off $0.3 million of unamortized deferred financing fees relating to the repurchase of $19.7 million principal of our 8% Senior Secured Notes
      ("8% Notes"); and

   -- A tax benefit of $0.7 million related to the repatriation of cash from foreign subsidiaries.

4) The first nine months of 2006 includes the following charges:

   -- Premiums of $6.1 million, and a write off of $1.4 million of unamortized deferred financing fees relating to the repurchase of $100.3 million principal of our 8% Notes and 9 3/8% Notes.

5) The first nine months of 2005 includes the following charges and gains:

    -- Lawsuit awards of $4.5 million included in selling, general and administrative expenses ("SG&A");

    -- Premiums of $8.5 million and the write off $1.8 million of unamortized deferred financing fees relating to the repurchase of $100.8 million principal of our 8% Notes;

    -- A restructuring charge of $2.9 million, a restructuring related charge included in cost of sales of $1.6 million and a restructuring related charge included in SG&A of approximately $0.1 million as a result of our strategic realignment announced in February 2005; and

    -- A tax benefit of $4.8 million related to the repatriation of cash from foreign subsidiaries.


    6) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance GAAP and using EBITDA only supplementally.


                        PLAYTEX PRODUCTS, INC.
                     CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                            September 30, December 31,
                                                2006         2005
                                            ------------- ------------
                  Assets
Current assets:
Cash & cash equivalents                          $41,852      $94,447
Receivables, less allowance for doubtful
 accounts of $1,503
and $1,376 for 2006 and 2005, respectively        88,991       90,776
Inventories                                       46,874       62,109
Deferred income taxes, net                        13,228       12,859
Other current assets                               5,955       10,411
                                            ------------- ------------
Total current assets                             196,900      270,602

Net property, plant and equipment                111,194      110,314
Goodwill                                         485,610      485,610
Trademarks, patents & other intangibles,
 net                                             122,863      124,753
Deferred financing costs, net                      8,884       12,095
Other noncurrent assets                              735        1,164
                                            ------------- ------------
Total assets                                    $926,186   $1,004,538
                                            ============= ============

   Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                 $22,682      $32,509
Accrued expenses                                  95,397       82,654
Income taxes payable                               1,753        4,440
                                            ------------- ------------
Total current liabilities                        119,832      119,603

Long-term debt                                   578,926      685,190
Deferred income taxes, net                        72,986       66,012
Other noncurrent liabilities                      18,848       19,616
                                            ------------- ------------
Total liabilities                                790,592      890,421
                                            ------------- ------------

Stockholders' equity:
Common stock, $0.01 par value, authorized
 100,000,000 shares, issued 64,223,318
 shares and outstanding 63,189,153 shares
 at September 30, 2006 and issued and
 outstanding 63,573,621 shares at December
 31, 2005                                            642          636
Additional paid-in capital                       556,241      556,865
Retained earnings (accumulated deficit)         (406,784)    (430,504)
Accumulated other comprehensive income            (2,954)      (3,098)
Treasury stock, at cost, 1,034,165 shares        (11,551)           -
Unearned equity compensation                           -       (9,782)
                                            ------------- ------------
Total stockholders' equity                       135,594      114,117
                                            ------------- ------------
Total liabilities and stockholders' equity      $926,186   $1,004,538
                                            ============= ============


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                 Nine Months Ended
                                              ------------------------
                                              September 30, October 1,
                                                    2006       2005
                                              ------------- ----------
Cash flows from operations:
   Net income                                    $  23,720  $  24,502
   Adjustments to reconcile net income to net
    cash provided by operations:
       Depreciation                                 11,067     12,060
       Amortization of intangibles                   1,931      1,822
       Amortization of deferred financing
        costs                                        1,841      2,036
       Equity compensation                           6,228      2,196
       Deferred income taxes                         6,546      5,829
       Premium on debt repurchases                   6,050      8,509
       Write-off of deferred fees related to
        retirement of debt                           1,381      1,782
       Other, net                                        8        677
       Net changes in operating assets and
        liabilities:
           Receivables                               1,967      3,501
           Inventories                              15,727     19,350
           Accounts payable                         (6,202)   (16,841)
           Accrued expenses                         12,545     17,959
           Other                                     1,631      1,756
                                                  --------- ----------
              Net cash provided by operations       84,440     85,138
Cash flows from investing activities:
   Capital expenditures                            (12,271)    (6,508)
   Payments for intangible assets                   (3,451)   (34,087)
                                                  --------- ----------
              Net cash used for investing
               activities                          (15,722)   (40,595)
Cash flows from financing activities:
   Long-term debt repurchases                     (100,244)  (100,830)
   Repayments under revolving credit
    facilities                                      (9,410)        --
   Borrowings under revolving credit
    facilities                                       3,100         --
   Premium on debt repurchases                      (6,050)    (8,509)
   Proceeds from issuance of common stock            2,777     10,883
   Purchases of Company stock for treasury         (11,551)        --
                                                  --------- ----------
              Net cash used for financing
               activities                         (121,378)   (98,456)
Effect of exchange rate changes on cash                 65        (84)
                                                  --------------------
Decrease in cash and cash equivalents              (52,595)   (53,997)
Cash and cash equivalents at beginning of
 period                                             94,447    137,766
                                                  --------- ----------
Cash and cash equivalents at end of period       $  41,852  $  83,769
                                                  ========= ==========
Supplemental disclosures of cash flow
 information:
      Interest paid                              $  40,934  $  51,012
      Income tax paid, net                       $  10,651  $   1,861


    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262
             Vice President, Investor Relations